CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Software Publishing Corporation Holdings, Inc. (formerly, Allegro New Media, Inc.) for the registration of 2,107,712 shares of its common stock and 29,267 options to purchase common stock and to the incorporation by reference therein of our report dated April 14, 1997, with respect to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of Software Publishing Corporation Holdings, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Hackensack, New Jersey
May 29, 1998